EXHIBIT 4.2

(ON CARTER LEDYARD & MILBURN LETTERHEAD)


July 25, 2000



Nuveen Tax-Free Unit Trust, Series 1181
c/o John Nuveen & Co. Incorporated,
as Depositor of
Nuveen Tax-Free Unit Trust, Series 1181
333 W. Wacker Drive
Chicago, Illinois 60606
RE:  Nuveen Tax-Free Unit Trust, Series 1181


Dear Sirs:


We hereby consent to the reference to our firm under the caption "Tax Status" in the Registration Statement and related Prospectus of Nuveen Tax-Free Unit Trust, Series 1181 for the registration of units of fractional undivided interest in the Fund in the aggregate principal amount as set forth in the Closing Memorandum dated today's date.


Very truly yours,

CARTER, LEDYARD & MILBURN